Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) Of

The Securities Exchange Act of 1934

Date of Earliest Report Event:  February 20, 2012

Spine Pain Management, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-27407	98-0187705
(State Or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5225 Katy Freeway

Suite 600

Houston, Texas   77007

(Address of principal executive office) (Postal Code)

(713) 521-4220

(Registrant’s telephone number)

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported in a Form 8-K filed on February 17, 2012, we entered into an employment agreement with William F. Donovan, M.D., our President and Chief Executive Officer, on February 16, 2012. This agreement provided, among other things, that we would transfer to Dr. Donovan 250,000 restricted shares of common stock on April 1, 2012 and 250,000 shares on each of July 1, 2012, October 1, 2012 and January 1, 2013 if he remained employed with us. On February 20, 2012, we entered into an amendment to the employment agreement so that the agreement will not provide for the transfer of any stock to Dr. Donovan. All other provisions of the agreement remain unchanged. Accordingly, Dr. Donovan’s employment agreement still has a term that ends on March 31, 2012 and provides that we will pay Dr. Donovan a base salary of $96,000.

We are filing herewith as “Exhibit 10.1” a copy of the amendment to the employment agreement with Dr. Donovan.

Item 8.01 Other Events.

NorthShore Orthopedics, Assoc. has agreed to convert into common stock certain outstanding debt owed to it by us. NorthShore, which is 100% owned by William F. Donovan, M.D., our President and Chief Executive Officer, has an agreement with us to provide medical services as our independent contractor. Our outstanding debt to NorthShore was incurred through this agreement. $1,020,200 of the outstanding debt will be converted at the price of $1.83 per share, which was the closing market price on Friday, February 17, 2012. This will result in us issuing to NorthShore 557,486 restricted shares of common stock.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

10.1	Amendment to Employment Agreement
99.1	Press Release (dated February 20, 2012)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPINE PAIN MANAGEMENT, INC.

/s/ William Donovan, M.D.
By: William Donovan, M.D.
Date: February 21, 2012	Chief Executive Officer

2